Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Syniverse Technologies:

We consent to the use of our report dated November 4, 2004, with respect to the statement of net assets of IOS North America as of December 31, 2003, and the related statements of revenue less direct and allocated expenses before income taxes and cash flows for the year ended December 31, 2003, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP	/s/ KPMG LLP

Dallas, Texas

January 24, 2005